UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 15, 2019 (July 11, 2019)
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PARKER DRILLING COMPANY
(Exact Name of Registrant as Specified in its Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	001-7573 (Commission File Number)	73-0618660 (IRS Employer Identification No.)

5 Greenway Plaza, Suite 100
Houston, Texas 77046
(Address of Principal Executive Offices) (Zip Code)

(281) 406-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PKD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 11, 2019, Gary G. Rich, President and Chief Executive Officer of Parker Drilling Company (the “Company”) and a member of the Company’s Board of Directors (the “Board”), entered into a transition and separation agreement (the “Agreement”) with the Company and Parker Drilling Management Services Ltd. (“Parker Services”), which replaces and supersedes Mr. Rich’s Employment Agreement, dated as of March 26, 2019. Pursuant to the Agreement, Mr. Rich will retire from his positions as President and Chief Executive Officer of the Company, member of the Board, and any other positions or offices he holds with the Company and/or any of its subsidiaries or affiliates, on the earlier of December 31, 2019 (the “Scheduled End Date”) or the date of his termination (the earlier of such dates being the “Separation Date”).
The Agreement provides that Mr. Rich will continue to serve as Chief Executive Officer and President of the Company until the Separation Date. Pursuant to the Agreement and subject to the terms and conditions set forth therein, upon termination of employment for any reason on or prior to the Scheduled End Date, Mr. Rich is entitled to receive accrued and unpaid base salary and vacation pay through the Separation Date and reimbursement of business expenses incurred prior to Separation Date (the “Accrued Benefits”).
In addition to the Accrued Benefits, subject to the terms and conditions of the Agreement, if (i) Mr. Rich’s employment is terminated by the Company without Cause (as defined in the Agreement) (other than due to death or disability) prior to the Scheduled End Date or (ii) Mr. Rich’s employment terminates as a result of the expiration of the term on the Scheduled End Date (each, a “Qualifying Termination”), in each case, subject to Mr. Rich’s continued compliance with certain restrictive covenants (including, but not limited to, non-competition and non-solicitation covenants that apply during the 1-year period following the termination of his employment, a non-recruitment covenant that applies during the 2-year period following the termination of his employment and a confidentiality covenant) and the Company’s receipt of an effective release and waiver of claims from Mr. Rich, Mr. Rich is entitled to receive the following separation benefits:

•	Cash payment of $1.5 million, which represents Mr. Rich’s base salary and 2019 target bonus.

•
If the Separation Date occurs prior to December 31, 2019, a cash payment of the pro-rata portion of the current base salary which Mr. Rich would have earned from the Separation Date through and including December 31, 2019.

•	Cash payment for 12 months of Mr. Rich’s (and his eligible dependents’) health care continuation premiums (COBRA).

•
33 1/3% of the outstanding awards of stock options granted to Mr. Rich under his Stock Option Incentive Agreement, dated as of March 26, 2019, by and between Mr. Rich and the Company (the “Option Agreement”), will become fully vested. The remaining outstanding awards of stock options will be forfeited on the Separation Date. This provision constitutes an amendment to the Option Agreement.

•
33 1/3% of the outstanding awards of restricted stock units granted to Mr. Rich under his Restricted Stock Unit Incentive Agreement, dated as of March 26, 2019, by and between Mr. Rich and the Company (the “RSU Agreement”), will become fully vested. The remaining outstanding awards of restricted stock units will be forfeited on the Separation Date. This provision constitutes an amendment to the RSU Agreement.

Subject to the terms and conditions contained in the Agreement, in the event of a Qualifying Termination, if within six (6) months of the Termination Date the Company enters into a binding transaction agreement to merge or consolidate the Company into or with another person or entity (other than Brigade Capital Management, LP, Värde Partners, Inc. and/or any of their respective affiliates), in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity entitled to vote for the election of directors of the surviving entity so long as such transaction is consummated, Mr. Rich shall receive a cash payment of $1.5 million from the Company.
The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01    Regulation FD Disclosure
On July 15, 2019, the Company issued a press release relating to the foregoing. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.
The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is furnished herewith:

Number	Exhibit

10.1	Transition and Separation Agreement by and between Parker Drilling Company, Parker Drilling Management Services Ltd., and Gary Rich, dated July 11, 2019

99.1	Press Release, dated July 15, 2019, issued by Parker Drilling Company

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Date: July 15, 2019	By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Title: Senior Vice President and Chief Financial Officer

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